CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.
                                     RATIO OF EARNINGS TO FIXED CHARGES
                                             TWELVE MONTHS ENDED
                                           (Thousands of Dollars)


                                                                  JUNE            JUNE
                                                                  2000            1999
                                                                ----------     ----------

Earnings

         Net Income                                             $710,067       $756,826
         Federal Income Tax                                      338,250        439,090
                                                              ----------     ----------

                    Total Earnings Before Federal Income Tax   1,048,317      1,195,916

Fixed Charges*                                                   360,309        338,556
                                                              ----------     ----------
                    Total Earnings Before Federal Income Tax
                       and Fixed Charges                      $1,408,626     $1,534,472
                                                              ==========     ==========

         * Fixed Charges

         Interest on Long-Term Debt                             $298,524       $290,520
         Amortization of Debt Discount, Premium and Expense       12,972         13,771
         Interest on Component of Rentals                         17,583         18,283
         Other Interest                                           31,230         15,982
                                                              ----------     ----------

                    Total Fixed Charges                         $360,309       $338,556
                                                              ==========     ==========



         Ratio of Earnings to Fixed Charges                       3.91            4.53
